EXHIBIT 10.2

Execution Version

Release Agreement

This Release Agreement (“Release” or “Agreement”) is made by and between Joseph Bonaccorso (“you”) and Verrica Pharmaceuticals Inc. (the “Company”).

1.
Separation. The Company and you agree and acknowledge that you have provided notice to the Company of your resignation from employment with the Company effective August 30, 2024. As such, your last day of work with the Company and your employment termination date will be August 30, 2024 (the “Separation Date”).
2.
Severance Payments; Other Payments
a.
In consideration for your execution, return and non-revocation of this Release within the timeframe provided herein, the Company will provide you with the following “Severance Benefits”:
i.
The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date for the equivalent of twelve (12) months following the Separation Date, less applicable withholdings and deductions (the “Severance Payment”). These payments will be made on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than thirty (30) days following the Separation Date (the “Severance Pay Commencement Date”), provided the Company has received the executed Agreement from you on or before that date and that the Agreement is no longer subject to revocation. On the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Severance Payment under this Section 2(a)(i) that the Company would have paid you through such date had the payments commenced immediately following the Separation Date through the Severance Pay Commencement Date, with the balance paid thereafter on the applicable schedule described above.
ii.
If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Separation Date, then the Company shall pay the COBRA premiums necessary to continue you and your covered dependents’ health insurance coverage in effect for yourself (and your covered dependents) on the Separation Date until the earliest of (x) twelve (12) months following the Separation Date; (y) the date when you become eligible for health insurance coverage in connection with new employment or self-employment; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Separation Date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special

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Severance

Payment”), such Special Severance Payment to be made without regard to your payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. You may, but are not obligated, to use the Special Severance Payment to pay for medical expenses. Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.
b.
In addition, regardless of whether you sign this Agreement, the Company affirms that it will pay your accrued but unpaid salary through the Separation Date on the next regularly scheduled date on which payroll is run after the Separation Date.
3.
Consulting Opportunity. In addition to the Severance Benefits set forth above, if you timely execute and return this Agreement, do not revoke it, and fully comply with your obligations under this Agreement and the Amended and Restated Employment Agreement between you and the Company dated January 10, 2020 (the “Employment Agreement”), the Company will, effective immediately upon the Separation Date, retain you as a nonemployee consultant to perform such services as set forth in the Consulting Agreement attached hereto as Exhibit A (the “Consulting Agreement”), pursuant to the terms and conditions set forth therein. You must sign and return the Consulting Agreement no later than the date you execute and return this Agreement to the Company.
4.
Compliance with Section 409A. The Severance Benefits offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Severance Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. All payments and benefits are subject to applicable withholdings and deductions.
5.
Equity Awards. You were previously granted options to purchase certain shares of the Company’s common stock (the “Options”), pursuant to the Company’s 2013 Equity Incentive
Plan or the Company’s 2018 Equity Incentive Plan (the “2018 Plan” and together with the 2013 Equity Incentive Plan, the “Plans”). You were also granted restricted stock units to be issued shares of the Company’s common stock pursuant to the 2018 Plan (the “RSUs” and together with the Options, the “Equity Awards”). Under the terms of the Plans and your applicable Option and/or RSU agreements (together with the Plans, the “Equity Award Documents”), vesting of the Options and RSUs will cease as of the date your “Continuous Service” (as defined in the Plans, as applicable) ends. Provided that you shall have timely executed the Consulting Agreement and satisfied the conditions for receipt of the Severance Benefits (as described in Section 2 above), your Continuous Service will be deemed to have continued following the Separation Date, and your unvested Equity Awards will remain eligible to vest through the duration of the Consulting Agreement.
6.
Release. In exchange for the Severance Benefits and other consideration, including but not limited to the Consulting Agreement, to which you would not otherwise be

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entitled, and

except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to your employment with the Company and separation therefrom, arising at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, vacation pay, the right to receive additional grants of stock, stock options or other ownership interests in the Company, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims or demands related to or arising from the Employment Agreement; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:
•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; the Pennsylvania Equal Pay Law; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Law on Equal Pay; the New Jersey Political Activities of Employees Law; the New Jersey Genetic Testing Law; the New Jersey Family Leave Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act;

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the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and
•
has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise: (i) from events that occur after the date this Release is executed; (ii) that relate to a breach of this Agreement; (iii) that relate to any existing ownership interest in the Company or vested equity awards as of the date this Release is executed; (iv) that relate to your vested benefits or existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company that arise after this Release is executed; (v) in connection with any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as an officer of the Company; and (vi) any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement has prevented, currently prevents, or shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement is not intended to and does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.

7.
Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other

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classification protected by law. You affirm that you will not voluntarily (except in response to legal compulsion or as permitted in Section 6 above) assist any person in bringing or pursuing any proposed or pending litigation arbitration, administrative claim or other formal proceeding against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or state or local leave or disability accommodation laws, or any applicable state workers’ compensation law. In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly by email to Christopher G. Hayes, Chief Legal Officer for the Company at chayes@verrica.com; and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth (8th) day after you sign this Agreement.
8.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Nancy Markel, Office Manager/Executive Administrative Assistant of the Company, at nmarkel@verrica.com. Notwithstanding the foregoing, this duty to timely return Company property by the Separation Date does not apply to any property that the Company specifically authorizes you to retain in connection with the Consulting Agreement (which is property you must return to the Company, without retaining any reproductions, upon termination of the Consulting Agreement or earlier if requested by the Company). Receipt of the Severance Benefits and the Consulting Opportunity described in Sections 2 and 3 of this Agreement is expressly conditioned upon return of all Company property in accordance with this Section 8.
9.
Confidential Information, Non-Competition and Non-Solicitation Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and nonsolicitation restrictions. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i)

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in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
10.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
11.
Non-Disparagement. You and the Company agree not to disparage each other, and the other’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. For purposes of this Section 11, the obligations of the Company shall apply only to the senior management team and the members of the Board of Directors. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.
12.
No Admission. This Agreement does not constitute an admission by you or by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.
13.
Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, 10 and 11 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

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14.
Miscellaneous. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.
This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania as applied to contracts made and to be performed entirely within the Commonwealth of Pennsylvania.

[signatures to follow on next page]

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VERRICA PHARMACEUTICALS INC. /s/ Ted White Name: Ted White Title: President & Chief Executive Officer

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT.

/s/ Joseph Bonaccorso Joseph Bonaccorso	August 30th 2024 Date

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EXHIBIT A

Consulting Agreement

This Consulting Agreement (this “Agreement”), effective as of August 30, 2024 (the “Effective Date”), is made between Verrica Pharmaceuticals Inc. (the “Company”) and Joseph Bonaccorso (“Consultant”). Company and Consultant, collectively, are the “Parties”, and each a “Party”.

RECITALS

WHEREAS, Consultant was employed by Company as a full time employee with the title of Chief Commercial Officer until he resigned from employment with the Company effective August 30, 2024; and

WHEREAS, the Company now desires to retain Consultant, without interruption in his service to the Company, to engage as an independent contractor to perform consulting services for the Company as of the Effective Date, at the Company’s sole request and direction, and Consultant is willing to perform such services, on the terms described below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

1. Incorporation of Recitals by Reference

The above Recitals are hereby incorporated into this Agreement.

2. Engagement

A. Services. Consultant agrees to provide services to the Company on the terms and conditions hereinafter provided. Consultant shall perform such services as are reasonably requested of him from time to time and in the Company’s sole discretion and direction. The services shall consist of consulting services related to Consultant’s previous responsibilities with the Company’s and performed only upon request of the Company’s
President & Chief Executive Officer or the Company’s Chief Legal Officer (the “Services”). Consultant shall perform the Services in a professional, diligent and competent manner and will devote the necessary time, attention and skill to carry out the Services timely and in full compliance with the Company’s policies and practices as well as with all applicable laws, rules, standards and regulations. Consultant will not subcontract or otherwise assign any or all of his duties, obligations, or Services under this Agreement to any individual or entity.

B. Reimbursements. During the Term of this Agreement, upon presentation of acceptable expense statements and receipts in accordance with Company policy and procedure, Company shall reimburse Consultant for all reasonable and necessary expenses paid or incurred by Consultant in the performance of the Services; provided, all such expenses

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were

necessary and reasonable and pre-approved in writing by Company.

3. Equity Awards. As set forth in the Release Agreement between Consultant and the Company dated August 30, 2024 (the “Separation Agreement”), and in consideration for and subject to Consultant’s timely, satisfactory, and compliant performance of the Services hereunder, as shall be determined in Company’s sole discretion, Consultant’s Equity Awards (as defined in the Separation Agreement) will remain eligible to vest for so long as Consultant remains in Continuous Service (as defined in the Company’s 2013 Equity Incentive Plan or 2018 Equity Incentive Plan, as applicable, governing each Equity Award) under this Consulting Agreement as of each such vesting date.

4. Confidentiality

A. Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries or to the Company’s, its affiliates’ or subsidiaries’
technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information that is either (A) disclosed by the Company, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, or (B) otherwise obtained by Consultant in connection with the performance of the Services. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was rightfully in the public domain prior to the time of disclosure to Consultant; (ii) becomes rightfully in the public domain after disclosure to Consultant through no wrongful action or inaction of Consultant; or
(iii) was not obtained or learned in connection with the performance of the Services and is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception. Consultant’s duty of confidentiality under this Agreement does not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and the Company, including but not limited to Consultant’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement with the Company.

B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all steps to prevent any unauthorized use or disclosure of Confidential Information. Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third

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party. Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs or products for any third party. Consultant agrees that his obligations hereunder shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any other person or entity with which Consultant has an obligation to keep any information in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

5. Ownership

A. Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.

B. Pre-Existing Materials. Consultant agrees that he does not have any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property rights. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development,

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improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section 5.D shall continue after the termination of this Agreement.

E. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

6. Representations and Warranties

A. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not disclose to the Company, or induce the Company to use, any proprietary information, knowledge or data belonging to any third party.

B. Consultant shall perform all Services in a professional manner, consistent with industry standards and in accordance with all applicable laws, rules, or regulations.

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Consultant shall provide to the Company, upon the Company’s request, any and all information to enable the Company to verify that Consultant is performing in accordance with this Agreement.

C. Consultant is experienced in the Services to be undertaken on behalf of Company and possesses the skills to complete the Services consistent with industry standards and has not been sanctioned or suspended by any governing authority from providing the Services.

D. Consultant certifies that Consultant is not aware of any information relating to Consultant that would damage the business or reputation of the Company, its products or services, or its officers, directors, employees, or shareholders. Consultant shall notify the Company immediately upon discovery of any such information.

E. During the term of this Agreement, Consultant shall not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services, currently or in development, provided by the Company nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the Services provided pursuant to or the obligations under this Agreement.

F. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement.

G. Consultant represents and warrants that during the Term and for a period of two (2) years after the termination or expiration of this Agreement, he shall not, and shall cause anyone acting on its behalf, not to, directly or indirectly, (i) solicit or encourage any person to leave the employment of the Company, or (ii) contact, solicit, or divert any customer, vendor, consultant, or past or potential customer, vendor or consultant, of the Company to discontinue, reduce, or adversely alter the amount of such customer’s, vendor’s, or consultant’s business or relationship with the Company or to otherwise interfere with the Company’s relationship with such customer, vendor or consultant.

H. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from the Company. Consultant (and Consultant’s agents, employees, and subcontractors) is excluded from participating in any fringe benefit plans or programs as a result of the performance of the Services under this Agreement, without regard to Consultant’s independent contractor status. In addition, Consultant (on behalf of himself and on behalf of Consultant’s agents, employees, and contractors) waives any and all rights, if any, to participation in any of the Company’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by the Company to its employees. Notwithstanding the above, this Agreement does not amend or abrogate in any manner any benefit continuation or conversion rights provided by the provision of a benefit plan or by law arising out of Consultant’s previous employment relationship with the Company.

7. Record-Keeping; Return of Company Materials

A. Consultant shall keep records of all Services performed for the Company. Such records shall include, but not be limited to, all documentation pertaining to the Services,

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records relevant to any costs, expenses, or payments incurred or made by Consultant on behalf of or reimbursable by the Company, financial records, notes, written communications, and all other documentation or materials pertaining to Consultant’s performance of Services. The Company shall have the right to inspect, copy and audit those records identified herein during regular business hours, including, but not be limited to, any records that may pertain to Consultant’s representations and warranties in Section 6.

B. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, custody, or control, recreate, or deliver to anyone else, any Company property, including, but not limited to, Company Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property and any copies or reproductions of any of the foregoing items.

8. Term and Termination

A. Term. The term of this Agreement will begin on the Effective Date and continue for a period of one (1) year, unless earlier terminated as provided in Section 8.B. below.

B. Termination.

(1) Automatic Termination. If Consultant fails to timely execute the Separation Agreement according to its terms, then this Agreement will automatically terminate effective at the end of the date by which Consultant is required to execute the Separation Agreement. If Consultant revokes his acceptance of the Separation Agreement within seven (7) days after executing the Separation Agreement, then this Agreement will automatically terminate on the day of such revocation.

(2) For Cause. The Company may terminate this Agreement immediately if Consultant refuses to or is unable to satisfactorily perform, as determined in the Company’s sole discretion, the Services or is in actual or threatened breach of any provision of this Agreement.

(3) For Convenience. Either party may terminate this Agreement upon thirty (30) days written notice to the other Party.

The date on which Consultant’s engagement is terminated in accordance with this Section 8.B. is herein referred to as the “Termination Date”.

9. Independent Contractor Relationship

It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute, designate, and/or appoint Consultant as an agent, employee or representative of the Company or entitle Consultant to any Company-sponsored benefits from the Company. Further, Consultant is not authorized to bind the Company to any liability or obligation or to represent to anyone that Consultant has any such authority to do so on behalf of the Company. Consultant acknowledges and agrees that Consultant is obligated to report as income all

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compensation received by Consultant pursuant to this Agreement and that Company has no tax, financial, or other obligations to Consultant except those expressly set forth in Section 3 of this Agreement.

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10. Indemnification

Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or wrongful act of Consultant, (ii) any actual or threatened breach of this Agreement by the Consultant, or (iii) any failure of Consultant to perform the Services in accordance with the Agreement or any applicable laws, standards, rules or regulations, as determined in Company’s sole discretion.

11. Publicity

The Consultant shall not disclose to any third-party the Services performed hereunder without the Company’s prior written consent. Consultant shall not use the name of the Company in any publicity, advertising or announcement without the Company’s prior written approval.

12. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state courts located in Chester County, Pennsylvania and the federal court for the Eastern District of Pennsylvania.

B. Assignability. This Agreement will be binding upon Consultant’s assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement. Consultant may not sell, assign, subcontract or delegate any rights or obligations under this Agreement, by operation of law or otherwise (including by merger, consolidation, reorganization, reincorporation, sale of assets or stock or change of control), and any such attempted assignment, delegation, subcontract or transfer shall be null and void. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement. The Parties have entered into separate agreements related to Consultant’s previous employment relationship with the Company, and these separate agreements govern the previous employment relationship between Consultant and Company. Consultant agrees that that these separate agreements have or may have provisions that survive termination of Consultant’s relationship with the Company under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement. The Parties also agree that the

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rights and obligations contained in Sections 4, 5, 6, 7 and 10 of this Agreement will survive any termination or expiration of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to carry out the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach. No payments made by the Company shall constitute an acceptance of satisfactory performance of Consultant’s obligations under this Agreement.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed e-mail, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 12.G.

(1) If to the Company, to:

Christopher G. Hayes, Esquire

Verrica Pharmaceuticals Inc.

44 W Gay St, Suite 400

West Chester, PA 19380

(2) If to the Consultant, to:

Joseph Bonaccorso

[***]

H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

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J. Injunctive Relief. Consultant understands and agrees that the Company will suffer irreparable harm in the event that Consultant breaches any of Consultant’s obligations hereunder and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Consultant agrees that, in the event of a breach or threatened breach by Consultant of any of the provisions hereof, as determined by the Company in its sole discretion, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction in order to prevent or to restrain any such breach by Consultant, or by any or all of Consultant’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Consultant.

K. Errors. In the event that Company discovers at any time that this
Agreement contains an error that was caused by a mistake, calculation error, or similar error that misconstrues the spirit and intent of the Company in entering this Agreement, Consultant agrees, upon notice from Company, to re-execute any documents that are necessary to correct any such error(s). Consultant further agrees that Company will not be liable to Consultant for any damages incurred by Consultant that are directly or indirectly caused by any such error(s).

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the Effective Date first written above.

CONSULTANT: /s/ Joseph Bonaccorso Joseph Bonaccorso	COMPANY: Verrica Pharmaceuticals Inc. /s/ Ted White Ted White President and Chief Executive Officer